EXHIBIT 4.9
CONSENT OF JAMES S. VOORHEES
To the Directors of
Glamis Gold Ltd.
     I hereby consent (i) to the incorporation by reference in the Glamis Gold Ltd. (“Glamis”) Registration Statement on Form F-80 dated on or about May 3, 2006 (the “Registration Statement”), of the report, which was prepared under my direct supervision, regarding certain mineable reserves and contained ounces of Glamis which appears under the heading “Summary of Reserves and Other Mineralization – Proven and Probable Mineable Reserves” in Glamis’s Annual Information Form for the year ended December 31, 2005, (ii) to the inclusion in the Registration Statement of the information, which was prepared under my direct supervision, regarding mineable reserves and contained ounces of Glamis which appears under the heading “Summary of Reserves and Other Mineralization” in the Registration Statement, and (iii) to the reference to me under the heading “Experts” therein.

/s/ James S. Vorhees
James S. Vorhees

Reno, Nevada
May 3, 2006